Exhibit 99.1

ALLISON TRANSMISSION ADDS CAROLANN HAZNEDAR TO BOARD OF DIRECTORS

INDIANAPOLIS — November 1, 2018 — Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, announced today that Carolann I. Haznedar has been appointed to its Board of Directors, effective immediately. The appointment of Ms. Haznedar increases the size of the Board to ten members.

Ms. Haznedar is the recently retired Senior Vice President Americas for DuPont Performance Materials, a global business serving the automotive and industrial industries. Ms. Haznedar has more than 30 years of management experience, leading several global businesses in different industries during her tenure at DuPont.

“We are pleased to welcome Carolann as a new independent member of our Board of Directors,” said Lawrence E. Dewey, Chairman of the Board of Directors. “We are focused in constantly strengthening the composition of our Board as we continue to seek excellence in line with our standing as a premier industrial company. Carolann’s strong operational experience and clear business leadership is an important and invaluable asset to our Board.”

Ms. Haznedar’s term will expire at the 2019 annual meeting of stockholders. In addition, Ms. Haznedar will also serve as a member of the Board’s Audit Committee.

Carolann Haznedar

Carolann Haznedar held various positions with E.I. du Pont de Nemours and Company from 1981 until her retirement in June 2016. Most recently, she served as Senior Vice President, Americas for DuPont Performance Materials from September 2015 until June 2016, Senior Vice President, Americas, Packaging & Industrial Polymers from October 2011 until September 2015, and Senior Vice President, Global Packaging & Industrial Polymers from July 2008 until October 2011. Prior to E. I. du Pont de Nemours and Company, Ms. Haznedar worked for EDO Aire Corporation. Ms. Haznedar serves as a member of the Board of Directors of Harsco Corporation.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in electric hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Contacts

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ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000